Exhibit 99.1


                       Atlantic Coast Federal Corporation
              Elects Directors, Completes Inaugural Annual Meeting


    WAYCROSS, Ga.--(BUSINESS WIRE)--May 27, 2005--Atlantic Coast Federal Corporation (NASDAQ/NM:ACFC), the holding company for Atlantic Coast Federal, today held its first annual meeting of stockholders since the Company's initial public offering last October.
    At the meeting, stockholders elected five directors. Elected for three-years terms that expire with the 2008 annual meeting were Robert
J. Larison, Jr., President and Chief Executive Officer of the Corporation; Jon C. Parker, Sr., Vice President and Chief Financial Officer of Atlantic Coast Federal Corporation; and W. Eric Palmer, Director of Patient Financial Services for the Mayo Clinic in Jacksonville, Florida. Elected for a two-year term that expires with the 2007 annual meeting was Thomas F. Beeckler, Owner, President and Chief Executive Officer of the Beeckler Company, a real estate development firm in Jacksonville. Elected to a one-year term that expires with the 2006 annual meeting was Frederick D. Franklin, Jr., a partner in the law firm of Rogers Towers, P.A., in Jacksonville.
    The Company's Directors continuing in office to future years include: H. Dennis Woods, the Business Manager of the CSX
Transportation Inc. Warehouse in Waycross, Georgia; Robert J. Smith, a Certified Public Accountant and Senior Vice President, Credit Risk Management for PHH Mortgage in Jacksonville; Charles E. Martin, Jr., a retired former machinist from CSX Transportation; and Forrest W.
Sweat, Jr., a partner in the law firm of Walker & Sweat in Waycross.
    Each of the Directors of Atlantic Coast Federal Corporation also serves in similar capacities with Atlantic Coast Federal, MHC and Atlantic Coast Federal, the Company's banking institution.
    Speaking to stockholders in attendance, Chairman Martin honored the Company's three former Directors who became Directors Emeritus as of today. "For approximately three decades, John Hinson, I. J. McGahee and Cyril Morris served our institution, helping guide our growth and development," he said. "They were great stewards of the public's trust in Atlantic Coast Federal, and it gives me special pleasure at this time to recognize these three distinguished gentlemen, who have devoted a good part of their lives - both personally and professionally - to building this Company."
    Reflecting on the Company's performance, President and Chief Executive Officer Robert J. Larison, Jr. said, "We were pleased to see the continued growth and prosperity of Atlantic Coast Federal Corporation in 2004. The year was a milestone period for Atlantic
Coast Federal Corporation, with notable achievements in many areas. Of course, the most significant event of the year was the completion of our initial public stock offering on October 4, 2004. The capital provided by the offering is already at work to strengthen our ability to meet the financial needs of our markets, expand our product offering, and extend the reach of our branch network. It is gratifying to note that the momentum we saw building in 2004 has continued into our new year. In our first quarter ended March 31, 2005, we witnessed continued growth in total assets and our loan portfolio. Also, our provision for loan losses in the first quarter declined from the year-earlier amount, reflecting improved asset quality. These changes were the primary factors that resulted in higher earnings for the first quarter of 2005 versus the year-earlier period."
    Larison also noted that, because of its growth, Atlantic Coast Federal Corporation was able to implement its planned dividend policy during the first quarter of 2005. The Company's Board set the initial quarterly cash dividend rate at $0.05 per common share, which was paid on May 2, 2005.
    Concluding, Larison added: "We are pleased with the ongoing growth we are experiencing across our markets as we strive to capitalize on last year's initial public stock offering. With enhanced financial strength, we continue to build our average level of interest-earning assets and expand market share in the region."
    In other formal business conducted at the meeting, stockholders approved the Atlantic Coast Federal Corporation 2005 Stock Option Plan and the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan, and ratified the appointment of Crowe Chizek and Company LLC as the Company's independent registered public accounting firm for 2005.
    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October
2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with approximately $674 million in assets as of March 31, 2005, is a community-oriented financial institution.
It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.
    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "believe" and "outlook," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.



    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376